______________________________________________________________________________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________________________

FORM T-1

STATEMENT OF ELIGIBILITY UNDER

THE TRUST INDENTURE ACT OF 1939 OF A

CORPORATION DESIGNATED TO ACT AS TRUSTEE

Check if an Application to Determine Eligibility of

a Trustee Pursuant to Section 305(b)(2)

_______________________________________________________

U.S. BANK  NATIONAL ASSOCIATION

(Exact name of Trustee as specified in its charter)

31-0841368

I.R.S. Employer Identification No.

601 Second Avenue South

             Minneapolis, MN

  55402

  (Address of principal executive offices)

(Zip Code)

Patricia M. Child

U.S. Bank National Association

400 N. Michigan Avenue, 2nd Floor

Chicago, Illinois 60611

Telephone (312) 836-6731

(Name, address and telephone number of agent for service)

HONDA AUTO RECEIVABLES TRUSTS

(Issuer with respect to the Securities)

AMERICAN HONDA RECEIVABLES CORP.

(Exact name of Registrant as specified in its charter)

California

33-0526079

(State or other jurisdiction of incorporation or organization)

(I.R.S. Employer Identification No.)

700 Van Ness Avenue

Torrance, California                                                                                       90501

(Address of Principal Executive Offices)

    (Zip Code)

Asset Backed Securities

(Title of the Indenture Securities)

______________________________________________________________________________

FORM T-1

Item 1.      GENERAL INFORMATION.  Furnish the following information as to the Trustee.

a)

Name and address of each examining or supervising authority to which it is subject.

Comptroller of the Currency

Washington, D.C.

b)

  Whether it is authorized to exercise corporate trust powers.

Yes

Item 2.     AFFILIATIONS WITH OBLIGOR.  If the obligor is an affiliate of the Trustee, describe each such affiliation.

None

Items 3-15

Items 3-15 are not applicable because to the best of the Trustee's knowledge, the obligor is not in default under any Indenture for which the Trustee acts as Trustee.

Item 16.     LIST OF EXHIBITS:  List below all exhibits filed as a part of this statement of eligibility and qualification.

1.   A copy of the Articles of Association of the Trustee now in effect, incorporated herein by reference to Exhibit 1 of Form T-1, Registration No. 333-67188.*

2.   A copy of the certificate of authority of the Trustee to commence business, incorporated herein by reference to Exhibit 2 of Form T-1, Registration No. 333-67188.*

3.

A copy of the certificate of authority of the Trustee to exercise corporate trust powers, incorporated herein by reference to Exhibit 3 to Form T-1, Registration No. 333-67188.*

4.

A copy of the existing bylaws of the Trustee, as now in effect, incorporated herein by reference to Exhibit 4 to Form T-1, Registration No. 333-67188.*

5.

Not applicable.

6.

The consent of the Trustee required by Section 321(b) of the Trust Indenture Act of 1939, attached as Exhibit 6.

7.

Report of Condition of the Trustee as of June 30, 2003, published pursuant to law or the requirements of its supervising or examining authority, attached as Exhibit 7.

8.   Not applicable.

9.   Not applicable.

*Exhibits thus designated are incorporated herein by reference to Exhibits bearing identical numbers in Items 16 of the Form T-1 filed by the Trustee with the Securities and Exchange Commission with the specific references noted.

SIGNATURE

Pursuant to the requirements of the Trust Indenture Act of 1939, as amended, the Trustee, U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America, has duly caused this statement of eligibility and qualification to be signed on its behalf by the undersigned, thereunto duly authorized, all in the City of Chicago, State of Illinois on the 14th day of October, 2003.

U.S. BANK NATIONAL ASSOCIATION

By:

/s/ Nancie J. Arvin_______________

Nancie J. Arvin

Vice President

Exhibit 6

CONSENT

In accordance with Section 321(b) of the Trust Indenture Act of 1939, the undersigned, U.S. BANK NATIONAL ASSOCIATION hereby consents that reports of examination of the undersigned by Federal, State, Territorial or District authorities may be furnished by such authorities to the Securities and Exchange Commission upon its request therefor.

Dated:  February 7, 2003

U.S. BANK NATIONAL ASSOCIATION

By:

/s/ Nancie J. Arvin

Nancie J. Arvin

Vice President

Exhibit 7

U.S. Bank National Association

Statement of Financial Condition

As of 6/30/2003

($000’s)

6/30/2003

Assets

Cash and Due From Depository Institutions

$11,987,100

Federal Reserve Stock

0

Securities

35,336,411

Federal Funds

4,955,134

Loans & Lease Financing Receivables

118,648,100

Fixed Assets

1,864,465

Intangible Assets

9,999,520

Other Assets

8,735,830

Total Assets

$191,526,560

Liabilities

Deposits

$132,461,590

Fed Funds

5,061,915

Treasury Demand Notes

0

Trading Liabilities

303,140

Other Borrowed Money

20,320,775

Acceptances

150,586

Subordinated Notes and Debentures

6,326,523

Other Liabilities

5,864,946

Total Liabilities

$170,489,475

Equity

Minority Interest in Subsidiaries

$999,216

Common and Preferred Stock

18,200

Surplus

11,015,123

Undivided Profits

9,004,546

Total Equity Capital

$21,037,085

Total Liabilities and Equity Capital

$191,526,560

To the best of the undersigned’s determination, as of the date hereof, the above financial information is true and correct.

U.S. Bank National Association

By:

/s/Nancie Arvin

 Vice President

Date:  October 14, 2003